Exhibit 10.1

CONSULTING AGREEMENT

This Consulting Agreement (the “Agreement”) is entered into as of this 22nd day of August 2011, (the “Effective Date”) by and between Digagogo Ventures Corp., a Delaware corporation (hereinafter referred to as “Company”), and Wayne T. Jackson, an individual (hereinafter referred to as “Consultant”).  Company and Consultant are occasionally referred to herein individually as a “Party” and collectively as the “Parties.”

WHEREAS, Company wishes to engage Consultant to assist in identifying, and introducing with respect to prospective and/or actual Financiers (defined below);

WHEREAS, Consultant hereby agrees to strictly serve Company as a referral source for the purpose of securing additional Financing (defined below), for Company and such other lawful purposes as agreed to by the Parties hereto from time to time (the “Transaction” or “Transactions”).

NOW, THEREFORE, in consideration of the mutual promises hereinafter set forth, the sufficiency of which are hereby acknowledged, Company and Consultant agree as follows:

A.

Appointment as Company's Consultant. Company hereby authorizes Consultant, on a non-exclusive basis, to identify purchasers, and/or entities (collectively, the “Financiers”) interested in providing funds or capital (“Financing”, as that term is fully defined below in paragraph “E”) to Company on terms acceptable to the Company and the Financiers.  It is agreed that Consultant shall have no role and shall play no part in any negotiations and/or relationship by and between any Financiers and Company; and that Consultant is not now, nor shall it ever be, an agent of the Company with respect to any Financing. Consultant shall not provide any solicitation or other Company materials to any potential Financiers. It is further understood that Consultant is acting solely as a Consultant, is not a licensed securities or real estate broker or dealer, and shall have no authority to enter into any Financing commitments on behalf of Company or any Company affiliates or portfolio companies, or to negotiate the terms of any potential Financing, or to hold any funds or securities in connection with any potential Financing or to perform any act which would require Consultant to become licensed as a securities or real estate broker or dealer. Consultant shall comply will all applicable state and federal laws relating to any and all introductions (the “Introduction(s)”) made by Consultant to the Company.

B.

Acceptance of Opportunities.  Company shall have the sole and absolute right to make, accept or reject any potential Transaction or Transactions arising from this Agreement.

C.

Compensation.  In exchange for Consultant’s services, Company shall pay to Consultant a one-time issuance of three hundred thousand (300,000) Form S-8 registered shares of common stock of the Company.

D.

Consultant’s Services.  Consultant’s services hereunder are subject to the following:

i)

Nonexclusive Right.  For a period of one (1) month after the date hereof, Consultant shall have the non-exclusive right to introduce prospective Financiers who meet the definition of "accredited investors" under SEC Rule 501, and who are not already known to the Company ("Qualified Financiers").  Consultant may provide such personal direct Introduction between the Company and the Qualified Financier either via email, phone, or in person.

ii)

No General Solicitation. Consultant represents, warrants, and covenants that he is already acquainted with such Qualified Financiers and has a pre-existing relationship with them, that he has not and will not make any public or general solicitation or advertising to locate such Qualified Financiers, that such Qualified Financiers are known to him through his prior experiences, and that he has not previously contacted such Qualified Financiers on behalf of the Company.

iii)

Role. Consultant understands and agrees that he will only provide direct Introduction(s) between the Company and the potential Qualified Financiers. Consultant will not discuss the merits or details of any Transaction(s) and will not deliver or provide legal documents between Company and the Qualified Financiers.

iv)

Limitations. Consultant represents, warrants and covenants that he does not enter into similar arrangements with companies on a regular basis and that Consultant does not engage in such other activities that would otherwise require Consultant to register as a “broker” as that term is defined in Section 15(a) of the Securities Exchange Act of 1934, as amended.

E.

Financing. Financing shall mean all amounts furnished to, or for use by, Company from any Financiers, regardless of whether said Financing amounts are tendered by the Financiers in cash, equity or debt securities, loans, or verified loan commitments.

F.

Term of the Agreement.  The term of this Agreement shall be for a period of six (6) months commencing on July 1, 2011 (the “Term”), unless earlier terminated by the Company as set forth herein.  The Company may terminate this Agreement for any reason with five (5) days notice to Consultant. This Agreement may be extended beyond the Term by mutual written consent of each party.

G.

Waiver.  No delay in exercising, no course of dealing with respect to, or no partial exercise of any right or remedy hereunder shall constitute a waiver of any other right or remedy, or future exercise thereof.

H.

Severability.  If any term or provision of this Agreement is held by a court of competent jurisdiction to be invalid, void, or unenforceable, all terms, provisions, covenants, and conditions and all applications not held invalid, void, or unenforceable will continue in full force and will in no way be affected, impaired, or invalidated.

I.

Notice. Written notice by any Party to the other shall be deemed to have been given when received via certified mail by the intended recipient thereof at its address shown on the signature page hereof, or to such other address as such intended recipient may specify in a written notice pursuant hereto.

J.

Governing Law.  The validity and interpretation of this Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware applicable to agreements made and to be fully performed therein (excluding the conflicts of law rules). Each of the Company and Consultant (and, to the extent permitted by law, on behalf of their respective equity holders and creditors) hereby knowingly, voluntarily and irrevocably waives any right it may have to a trial by jury in respect of any claim based upon, arising out of or in connection with this Agreement or any of the agreements or transactions contemplated hereby or thereby.

K.

Entire Agreement; Amendment. This Agreement constitutes the entire Agreement among the Parties with respect to the subject matter hereof and supersedes in all respects all prior proposals, negotiations, conversations, discussions and agreements between the Parties.  This Agreement may not be modified or amended except by express written amendment signed by authorized representatives of all Parties.

L.

Attorneys' Fees.  If any Party hereto commences an action against another Party to enforce any of the terms hereof or because of the breach by such other Party of any of the terms hereof, the prevailing Party shall be entitled, in addition to any other relief granted, to all actual out-of-pocket costs and expenses incurred by such prevailing Party in connection with such action and the enforcement and collection of any judgment rendered therein, including, without limitation, all reasonable attorneys' fees, consultant fees and expert witness fees, and a right to such costs and expenses shall be deemed to have accrued upon the commencement of such action and shall be enforceable whether or not such action is prosecuted to judgment.

M.

Execution of the Agreement.  Consultant and the party executing this Agreement on behalf of the Company has the requisite corporate power and authority to enter into and carry out the terms and conditions of this Agreement, as well as all transactions contemplated hereunder. All corporate proceedings have been taken and all corporate authorizations and approvals have been secured which are necessary to authorize the execution, delivery and performance by Company of this Agreement. This Agreement has been duly and validly executed and delivered by Company and constitutes the valid and binding obligations of Company, enforceable in accordance with the respective terms.  Upon delivery of this Agreement to Consultant, this Agreement, and the other agreements referred to herein, will constitute the valid and binding obligations of Company, and will be enforceable in accordance with their respective terms.

N.

Successors & Assigns.  This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective heirs, personal representatives and successors and assigns.

O.

Preparation of Agreement.  The Parties have participated jointly in the negotiation and drafting of this Agreement and each provision hereof.  In the event any ambiguity, conflict, omission or other question of intent or interpretation arises, this Agreement shall be construed as if jointly drafted by the Parties, and no presumption or burden of proof shall be presumed, implied or otherwise construed favoring or disfavoring any Party by virtue of the authorship of this Agreement or of any provision hereof.

P.

Headings.  The headings and any table of contents contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

Q.

Agreement to Perform Necessary Acts.  Consultant and the Company agree to perform any further acts and execute and deliver any documents that may be reasonably necessary to carry out the provisions of this Agreement.

R.

Non-Disclosure.  Except as may be required by law, neither Consultant nor the Company shall disclose the financial terms of this Agreement to persons not involved in the operation of the Company, and the Parties shall disclose the financial terms of the Agreement to those involved in the operation of the Company only as needed to implement the terms of the Agreement or carry out the operations of the Company. Notwithstanding the foregoing, each Party may disclose this Agreement:  (i) to their attorneys and to any court as necessary to enforce the provisions of this Agreement; (ii) to their accountants, and to the Internal Revenue Service and the Franchise Tax Board as necessary to prepare for their federal and state tax returns; (iii) in accordance with the Parties’ respective disclosure obligation under state and federal securities law including, without limitation, the Securities Exchange Act of 1933 and/or 1934; (iv) as required by OTC Markets (a.k.a PinkSheets); and, (iv) to such persons as required by law or court order.

S.

Rights Cumulative.  The rights and remedies provided by this Agreement are cumulative, and the exercise of any right or remedy by either Party hereto (or by its successors), whether pursuant to this Agreement, to any other agreement, or to law, shall not preclude or waive its right to exercise any or all other rights and remedies.

T.

Facsimile Certification.  A facsimile copy of this Agreement signed by any and/or all Parties shall have the same binding and legal effect as an original of the same.

U.

Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one in the same instrument.  Regardless of whether this Agreement is executed in one or more counterparts, each such counterpart may be executed by actual or facsimile signature(s).

IN WITNESS WHEREOF, the Parties hereto, through their duly authorized officers, have executed this Agreement, which shall be binding as of the Effective Date.

DIGAGOGO VENTURES CORP.

By:  /s/ Fernando Londe

Name:    Fernando Londe

Title:      Chief Executive Officer

Address: 645 Griswold St., Suite 3500

               Detroit, Michigan 48226-4120

Tel No:   (704) 246-8073

Fax No:  (704) 904-6385

CONSULTANT By: /s/ Wayne T. Jackson Name: Wayne T. Jackson Address: 859 Sunningdale Drive Bloomfield, Michigan 48302 Tel No: 248-258-5245 Fax No: 248-258-5245

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